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                                                                    Exhibit 99.3

[Letterhead of Needham & Company, LLC]

                        CONSENT OF NEEDHAM & COMPANY, LLC

      We hereby consent to the inclusion in the Registration Statement of Brooks Automation, Inc. on Form S-4 and in the joint proxy statement/prospectus of Brooks Automation, Inc. and Helix Technology Corporation, which is part of the Registration Statement, of our opinion dated July 10, 2005 to the Board of Directors of Brooks Automation, Inc. attached as Annex B to such joint proxy statement/prospectus and to the references to our opinion and our name under the captions "Summary -- Opinion of Brooks' Financial Advisor" and "PROPOSAL NUMBER
ONE: THE MERGER PROPOSALS -- Background of the Merger," " --Recommendations of Brooks' Board of Directors; Brooks' Reasons for the Merger," and " --Opinion of Brooks' Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                    NEEDHAM & COMPANY, LLC

                                                    /s/ Needham & Company, LLC

August 29, 2005